EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Helen of Troy Limited:

     We consent to incorporation by reference in the registration statements No. 33-75832, No. 333-11181, No. 333-67349, No. 333-67369, No. 333-90776, and No. 333-103825 on Form S-8, and the registration statement No. 333-99295 on Form S-3, of Helen of Troy Limited of our report dated May 12, 2004, relating to the consolidated balance sheets of Helen of Troy Limited and subsidiaries as of February 29, 2004 and February 28, 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows and related financial statement schedule for each of the years in the three-year period ended February 29, 2004, which report appears in the February 29, 2004 annual report on Form 10-K of Helen of Troy Limited.

/s/ KPMG LLP

El Paso, Texas
May 12, 2004

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